Exhibit 4.1

RECAPITALIZATION AGREEMENT

This RECAPITALIZATION AGREEMENT (this “Agreement”) dated as of October 5, 2020, is by and among Nuo Therapeutics, Inc., a Delaware corporation (the “Company”), Deerfield Private Design Fund II, L.P. (“DPDF”) and Deerfield PDI Financing II, L.P. (“DPF” and, together with DPDF, the “Deerfield Investors”), and those certain holders of senior secured notes of the Company (the “Secured Notes”) listed on Schedule I (the “Noteholders”); and the Company, the Deerfield Investors, and the Noteholders being collectively referred to as the “Parties.”

RECITALS:

A.    The Deerfield Investors hold an aggregate of 29,038 shares (the “Series A Preferred Shares”) of the Company’s Series A Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share (the “Series A Liquidation Preference”) and an aggregate liquidation preference of $29,038,000.

B.     The Noteholders hold Secured Notes in the aggregate principal amount of $305,000 plus accrued interest (through the date hereof) of $30,396.16, which notes matured on June 30, 2020, and warrants (the “Existing Noteholder Warrants”) to purchase an aggregate of 457,500 common stock, $0.0001 par value per share, of the Company (the “Common Stock”).

C.     By letter dated September 1, 2020, the Noteholders notified the Company of its default under the Secured Notes and submitted a forbearance and recapitalization proposal to the Company.

D.    By letter dated September 10, 2020, the Noteholders notified the Company pursuant to Del. UCC Sections 9-620 and 9-621 of their unconditional alternative proposals to accept from the Company, on October 1, 2020, a transfer of all collateral securing the Secured Notes in full satisfaction of the indebtedness due under the related loan documents.

E.     On September 21, 2020, the Noteholders proposed to the Company an alternative restructuring proposal, pursuant to which (1) the Deerfield Investors would agree to exchange (the “Exchange”) their Series A Preferred Shares for shares of Common Stock (the “Exchange Shares”), as part of which they would consent to a decrease in the number of Board seats from five to four and the resignation of their designee, Lawrence S. Atinsky, from the Board, and surrender by such designee of the options to purchase Common Stock then held by him (the “Options”), and (2) the Noteholders would agree to a conversion of their Secured Notes into shares of Common Stock at a conversion price of $0.40 per share (the “Conversion Shares”), the purchase from the Company for cash of additional shares of Common Stock at a price of $0.40 per share (the “Purchased Shares”) and the replacement of their Existing Noteholder Warrants with warrants to purchase a number of shares of Common Stock equal to 300% of the sum of the number of Conversion Shares and the number of Purchased Shares, at an exercise price of $0.40 per share (the “Replacement Warrants”, and collectively with the Exchange Shares, the Conversion Shares, the Purchased Shares and the shares of Common Stock issuable upon exercise of the Replacement Warrants, the “New Securities”).

F.      The Exchange is being effectuated as part of and pursuant to a Plan of Recapitalization and Reorganization of the Company described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

EXCHANGE, CONVERSION AND PURCHASE

Section 1.01.       Exchange of Series A Preferred Stock. Subject to the terms and conditions hereof, each Deerfield Investor hereby agrees to exchange all of the shares of Series A Preferred Stock held by such Deerfield Investor (and/or, in the case of DPF, by its affiliate Deerfield Private Design International II, L.P. (“DPDI”); provided that, for purposes hereof, any shares of Series A Preferred Stock held by DPDI shall be deemed to be DPF’s Series A Preferred Shares) for a number of shares of Common Stock set forth opposite such Investor’s name on Schedule II hereto (collectively, all such shares issued pursuant to this Section 1.01, the “Exchange Shares”) as follows:

(a)     Delivery of Exchange Shares. At or as soon as practicable after the Closing, the Company shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to deliver to each Deerfield Investor a stock certificate, duly executed on behalf of the Company and by the Transfer Agent, representing the number of Exchange Shares to which such Deerfield Investor is entitled pursuant to this Section 1.01.

(b)     Cancellation and Surrender of Series A Preferred Shares and Options to Purchase Common Stock. Concurrently with the issuance to each Deerfield Investor of the Exchange Shares in accordance with Section 1.01(a), all of such Deerfield Investor’s (Series A Preferred Shares and the Options (which shall be surrendered as provided in Section 1.02 below) shall be deemed cancelled, and neither any Deerfield Investor nor Mr. Atinsky shall have any further rights with respect thereto. No later than ten (10) Business Days after the issuance to each Deerfield Investor of its Exchange Shares in accordance with Section 1.01(a), such Deerfield Investor shall surrender (and/or, in the case of DPF, cause DPDI to surrender) to the Company any certificate (or certificates) representing such Deerfield Investor’s Series A Preferred Shares (to the extent certificated); however, the failure to surrender any such certificates shall not affect the cancellation of such Deerfield Investor’s Series A Preferred Shares in accordance with the preceding sentence. As used in this Agreement, the term “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York are required or permitted to close.

Section 1.02.     Deerfield Consents; Resignation of Deerfield Investor Designee. In accordance with Section 4(d) of the Certificate of Designation of the Series A Preferred Shares (the “Certificate of Designation”), each of the Deerfield Investors hereby consents to the Company reducing the authorized number of members of the Company’s Board of Directors (the “Board”) to four (4) effective as of the Closing and agrees to cause Lawrence S. Atinsky to surrender his resignation from the Board and the Options to the Company effective immediately prior to the Closing, all in recognition of the fact that, effective with the issuance of the Exchange Shares in accordance with Section 1.01(a), the Deerfield Investors will no longer have any rights with respect to the Series A Preferred Shares. For the sake of clarity, if any other consent of the Deerfield Investors is required pursuant to the Certificate of Designation in order to effect the transactions contemplated by this Agreement, each of the Deerfield Investors hereby provides such consent.

Section 1.03.     Conversion of Secured Notes. Subject to the terms and conditions hereof, each Noteholder hereby agrees to convert, at a conversion price of $0.40 per share, the aggregate principal amount plus accrued interest of their Secured Notes into the number of Conversion Shares set forth opposite such Noteholder’s name on Schedule I hereto as follows:

(a)     Delivery of Conversion Shares. At or as soon as practicable after the Closing, the Company shall cause the Transfer Agent to deliver to each Noteholder a stock certificate, duly executed on behalf of the Company and by the Transfer Agent, or a book-entry transfer statement, representing the number of Conversion Shares to which such Noteholder is entitled pursuant to this Section 1.03.

(b)     Cancellation and Surrender of Secured Notes. Concurrently with the issuance to each Noteholder of the Conversion Shares in accordance with Section 1.03(a), all of such Noteholder’s Secured Notes shall be deemed cancelled, and such Noteholder shall have no further rights with respect thereto. No later than ten (10) Business Days after the issuance to each Noteholder of its Conversion Shares in accordance with Section 1.03(a), such Noteholder shall surrender to the Company such Secured Notes; however, the failure to surrender such Secured Notes shall not affect the cancellation of such Noteholder’s Secured Notes in accordance with the preceding sentence.

Section 1.04.     Purchase of Shares of Common Stock. Subject to the terms and conditions hereof, each Noteholder hereby agrees to purchase, at a purchase price of $0.40 per share, the number of Purchased Shares set forth opposite such Noteholder’s name on Schedule I hereto as follows:

(a)     Payment of Purchase Price. At the Closing, each Noteholder will pay the purchase price set forth opposite such Noteholder’s name on Schedule I hereto to the Company in immediately available funds.

(b)     Delivery of Purchased Shares. At or as soon as practicable after the Closing, the Company shall cause the Transfer Agent to deliver to each Noteholder a stock certificate, duly executed on behalf of the Company and by the Transfer Agent, or a book-entry transfer statement, representing the number of Purchased Shares to which such Noteholder is entitled pursuant to this Section 1.04.

Section 1.05.    Replacement of Warrants. Subject to the terms and conditions hereof, each Noteholder hereby agrees to exchange their Existing Noteholder Warrants for Replacement Warrants to purchase, at an exercise price of $0.40 per share, the number of shares of Common Stock set forth opposite such Noteholder’s name on Schedule I hereto, which number represents 300% of the sum of the number of Conversion Shares and the number of Purchased Shares to which such Noteholder is entitled pursuant to this Agreement, as follows:

(a)     Delivery of Replacement Warrants. At or as soon as practicable after the Closing, the Company shall cause the Transfer Agent to deliver to each Noteholder a warrant certificate, duly executed on behalf of the Company, substantially in the form attached hereto as Exhibit A, representing the Replacement Warrants to which such Noteholder is entitled pursuant to this Section 1.05.

(b)     Cancellation and Surrender of Existing Noteholder Warrants. Concurrently with the issuance to each Noteholder of the Replacement Warrants in accordance with Section 1.05(a), all of such Noteholder’s Existing Noteholder Warrants shall be deemed cancelled, and such Noteholder shall have no further rights with respect thereto. No later than ten (10) Business Days after the issuance to each Noteholder of its Existing Noteholder Warrants in accordance with Section 1.05(a), such Noteholder shall surrender to the Company such Existing Noteholder Warrants; however, the failure to surrender such Existing Noteholder Warrants shall not affect the cancellation of such Noteholder’s Existing Noteholder Warrants in accordance with the preceding sentence.

Section 1.06.     The Closing. Subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 4.01 and 4.02, the transactions contemplated hereby shall be consummated (the “Closing”) on the date of this Agreement or such later date as is mutually agreed to by the Parties (in any case, the “Closing Date”). The Closing shall occur at the offices of Hill Ward Henderson, 101 East Kennedy Blvd., Suite 3700, Tampa, Florida 33602, or at such other place as the Parties may collectively designate in writing.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

Section 2.01.       Representations and Warranties of the Deerfield Investors and the Noteholders. Each Deerfield Investor and each Noteholder (each, an “Investor”) hereby represents and warrants to the Company as of the date of this Agreement as follows:

(a)     Organization and Good Standing. If such Investor is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b)     Authority. Such Investor has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out his, her or its obligations hereunder and thereunder. If such Investor is an entity, the execution and delivery of each of this Agreement by such Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Investor and no further action is required in connection herewith or therewith.

(c)     Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)     Non-Contravention. The execution and delivery by such Investor of this Agreement and the performance by such Investor of his, her or its obligations hereunder and thereunder, do not and will not, (i) if such Investor is an entity, violate any provision of such Investor’s organizational or charter documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Investor is subject or by which any of such Investor’s Series A Preferred Shares, Secured Notes or Existing Noteholder Warrants, as the case may be, are bound or affected.

(e)      Exemption. Such Investor (i) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) has such knowledge and experience in financial and business matters that he, she or it is and will be capable of evaluating the merits and risks of an investment in the Company; (iii) is and will be able to bear the economic risk of its proposed investment in the Company and can afford to suffer the complete loss of its investment; (iv) has obtained, in his, her or its judgment, sufficient information from the Company or its authorized representatives to evaluate the merits and risks of such investment; (v) understands and acknowledges that the New Securities are being offered, sold, issued and delivered to it in reliance upon specific exemptions from registration or qualification under federal and applicable state securities laws, and that such securities may therefore not be sold, transferred or assigned, unless the resale of such securities is registered under the Securities Act and the securities laws of the applicable states or other jurisdictions, or an exemption from such registration is available; and (vi) understands and acknowledges that the Company is not current in its reporting obligations under the Securities Exchange Act of 1934, as amended.

(f)     Ownership of Securities. Such Investor (or, in the case of DPF, DPF and/or DPDI) is the record and beneficial owner of, and has good and valid title to, such Investor’s Series A Preferred Shares, Secured Notes or Existing Noteholder Warrants, as the case may be, free and clear of all liens, pledges, encumbrances, restrictions on transfer, security interests and charges (collectively, “Liens”), other than restrictions on transfer arising under the Securities Act, and has full power to dispose thereof and to exercise all rights thereunder (other than as restricted by this Agreement), without the consent or approval of, or any other action on the part of, any other individual, corporation, partnership, unincorporated business association or other entity or governmental authority (a “Person”). Other than the transactions contemplated by this Agreement there is no outstanding contract, vote, plan, pending proposal or other right of any Person to acquire such Investor’s Series A Preferred Shares, Secured Notes or Existing Noteholder Warrants, as the case may be, or any portion thereof.

Section 2.02.         Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as of the date of this Agreement as follows:

(a)     Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b)     Authority. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action of the Company, its board of directors (the “Board”) or stockholders is required in connection herewith or therewith.

(c)     Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any governmental authority or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof.

(d)     Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e)     Non-Contravention. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder does not and will not (i) violate any provision of the Company’s certificate of incorporation or bylaws, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any court or other federal, state, local or other governmental authority or other Person, (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any permit or contract to which the Company is a party or by which any of its properties or assets are bound, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of the Company.

(f)     Capitalization. As of immediately prior to the Closing, the authorized, issued and outstanding shares of capital stock of the Company are as set forth on Schedule 2.02(a) hereto. As of the Closing Date (giving effect to the transactions contemplated hereby), the authorized, issued and outstanding shares of capital stock of the Company will be as set forth on Schedule 2.02(b) hereto. All of such outstanding or issuable shares are, or upon issuance will be, validly issued, fully paid and nonassessable. Except as disclosed in Schedule 2.02(c) and except as may arise under this Agreement, (A) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (B) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its subsidiaries or by which the Company or any of its subsidiaries is or may become bound; (C) there are no material amounts outstanding under, and there will be no material amounts due upon termination of, any credit agreement or credit facility; (D) there are no financing statements securing obligations of any material amounts, either individually or in the aggregate, filed in connection with the Company or any of its subsidiaries (except for those filed in connection with the Secured Notes); (E) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its subsidiaries; (F) there are no outstanding securities or instruments of the Company or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to redeem a security of the Company or any of its subsidiaries; (G) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (H) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has made available to each Investor true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock.

(g)     Issuance of Shares. The Exchange Shares, Conversion Shares and Purchased Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Replacement Warrants are duly authorized and, when issued in connection with this Agreement, will be duly and validly issued, free and clear of all Liens imposed by the Company. The shares of Common Stock issuable upon exercise of the Replacement Warrants, when issued in accordance with this Agreement and the terms of such Replacement Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Exchange Shares will represent 9.24% of the outstanding shares of Common Stock upon the Closing.

(h)     SEC Reports. Except for the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the periods ending March 31, 2020 and June 30, 2020, and Current Report on Form 8-K in connection with the default of the Senior Notes, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the two years preceding the date hereof (the foregoing materials and including, in each case, the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its subsidiaries included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied (except as may be otherwise specified in such financial statements and subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures).

(i)     Subsidiaries. Schedule 2.01(i) sets forth a true, correct and complete list of (a) any corporation of which the Company owns (beneficially or of record) an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), or with respect to which the Company has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which the Company, directly or indirectly, has an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which the Company is a general partner, manager or managing member or may exercise the powers of a general partner, manager or managing member (any such Person, a “Subsidiary”). Except as otherwise set forth in Schedule 2.02(i), the Company owns of record and beneficially 100% of the capital stock of each Subsidiary.

(j)     Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any of its affiliates or representatives to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated herein that may be due in connection with the transactions contemplated hereby.

(k)     Exemption from Registration. No registration under the Securities Act is required for the offer and issuance of the New Securities by the Company as contemplated by the Agreement. The Company acknowledges that, for purposes of Rule 144 under the Securities Act, each Deerfield Investor’s holding period for the Exchange Shares shall be deemed to have commenced on the date such Deerfield Investor originally acquired its Series A Preferred Shares from the Company.

(l)     Not Investment Company. None of the Company, any Person controlling or any subsidiary of the Company is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or otherwise registered or required to be registered, or subject to the restrictions imposed, by the Investment Company Act.

(m)    Not Shell Company. The Company is not a “shell company” (as defined in Rule 12b-2 under the Exchange Act).

(n)     DTC Eligibility. The Common Stock is eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible for and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The transfer agent for the Common Stock is a participant in, and the Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and, since obtaining DWAC eligibility, has not at any time been, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of transactions in shares of Common Stock through DTC.

(o)     No Offset. The Company acknowledges that its obligations under the Agreement, are not subject to any right of set off, counterclaim, delay or reduction, regardless of any claim the Company or any of its affiliates may have against any of the Investors and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

(p)      No Integrated Offering. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, has made, or will make, any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering and issuance of the securities hereunder to be integrated with prior offerings by the Company for purposes of the Securities Act and which would require the registration of any such securities under the Securities Act.

ARTICLE III.

COVENANTS

Section 3.01.      Reservation of the Common Stock. On and after the date hereof, the Company shall at all times reserve and keep available, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Exchange Shares, Conversion Shares, Purchased Shares and shares of Common Stock issuable upon exercise of the Replacement Warrants pursuant to this Agreement.

Section 3.02.       Blue Sky Filings. The Company shall take such action as is necessary in order to obtain an exemption for, or to qualify the New Securities for, issuance and sale to the Investors under applicable securities or “Blue Sky” laws of the states of the United States.

Section 3.03.      Disclosure. On or before 9:00 a.m., New York time, no later than the second (2nd) Business Day after the Closing Date, the Company shall file issue a press release describing all the material terms of the transactions contemplated by this Agreement. Upon the issuance of such press release, the Company shall have disclosed all material, non-public information (if any) provided to any of the Deerfield Investors by the Company or any of its respective officers, directors, employees, affiliates or agents in connection with the transactions contemplated by this Agreement or otherwise on or prior to the Closing Date.

Section 3.04.       Cancellation of Series A Preferred Certificate of Designations. As soon as practicable following the Closing or, if prior shareholder approval is required, following the acquisition of such shareholder approval, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Retirement with respect to the Series A Preferred Stock, and take such additional action as may be necessary to cancel the Certificate of Designations of the Series A Preferred Stock and otherwise terminate the authority of the Company to issue additional shares of, and retire, the Series A Preferred Stock.

Section 3.05.       Legends.

(a)     Restrictive Legend. Each Investor understands that until such time as the resale of the New Securities has been registered under the Securities Act, the New Securities are sold pursuant to Rule 144 under the Securities Act or any of the other Unrestricted Conditions (as defined below) is satisfied with respect to the New Securities, the certificates representing the New Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(b)     Removal of Restrictive Legends. The certificates evidencing the New Securities shall not contain any legend restricting the transfer thereof (including the legend set forth above in Subsection (a)): (A) while a registration statement covering the resale of such New Securities by the Investor is effective under the Securities Act, (B) if the Investor (or other holder) provides the Company with customary paperwork to the effect that it has sold or is selling such New Securities pursuant to Rule 144, or (C) if such legend is no longer required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Investor (or other holder) (collectively, the “Unrestricted Conditions”). Each Investor agrees that the removal of the restrictive legend from the New Securities in accordance with the immediately preceding sentence is predicated upon Investor’s reliance that such Investor will dispose of such New Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such New Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein. At such time as any of the Unrestricted Conditions have been satisfied, the Company agrees to effect the removal of the legend thereunder. The Company agrees that, at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required hereunder, it will, no later than two (2) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Investor to the Company or its Transfer Agent of any certificate representing New Securities, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate representing such New Securities, or, at the request of such Investor deliver or cause to be delivered the New Securities to such Investor’s or its designee’s balance account with DTC through its DWAC system, free from all restrictive and other legends and stop transfer instructions.

Section 3.06.      Taxes. The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement.

Section 3.07.       Termination Statement. The Noteholders agree that, promptly following the Closing, they will cause a UCC-3 Termination Statement to be filed in the appropriate jurisdictions reflecting the termination of the security interest relating to the Secured Notes.

Section 3.08.      Efforts. (b)     Subject to the terms and conditions of this Agreement, each of the Company and each Investor agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby including using commercially reasonable efforts to, in the case of the Company, modify or amend any contracts, plans or arrangements to which the Company or any of its Subsidiaries is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to the Closing set forth in Article IV below.

ARTICLE IV.

CONDITIONS TO THE CLOSING

Section 4.01.       Conditions to the Company’s Obligation. The obligation of the Company to consummate the transactions hereunder with each Investor is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Investor with prior written notice thereof:

(a)     Such Investor shall have executed this Agreement and delivered the same to the Company.

(b)     The representations and warranties of such Investor herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Investor shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by such Investor at or prior to the Closing Date.

(c)     Such Investor shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

Section 4.02.     Conditions to Each Investor’s Obligation. The obligation of each Investor to consummate the transactions of such Investor contemplated hereby is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Investor’s sole benefit and may be waived by such Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)     The Company shall have executed this Agreement and delivered the same to such Investor.

(b)     The representations and warranties of the Company herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c) The Company shall have delivered to such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request.

(d) Each of the transactions contemplated hereby of the Company with each other Investor shall be simultaneously consummated.

ARTICLE V.
MISCELLANEOUS

Section 5.01.     Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, among the Investors and the Company with respect to the subject matter hereof.

Section 5.02.     Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 5.03.     Successors and Assigns. All of the covenants and provisions of this Agreement by or for the benefit of any of the Investors or the Company shall bind and inure to the benefit of their respective successors and permitted assigns. No party hereunder may assign its rights or obligations hereunder without the prior written consent of the other parties hereto.

Section 5.04.     Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a Party as follows (or such other address, facsimile or electronic mail address provided by such Party to such other Parties pursuant to the below (or such later address, facsimile or electronic mail address provided in accordance herewith):

If to the Company:

Nuo Therapeutics, Inc.

8285 El Rio, Suite 150

Houston, TX 77054

E-mail: david.e.jorden@gmail.com

Attn: David Jorden, CEO/CFO

With a copy (which shall not constitute notice) to:

Hill Ward Henderson

101 East Kennedy Blvd., Suite 3700

Tampa, FL 33602

Attn: Roland Chase

Facsimile: (813) 221-2900

Email: roland.chase@hwhlaw.com

If to the Deerfield Investors:

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661-3693

Facsimile: (312) 902-1061

E-mail: mark.wood@katten.com and peter.siddiqui@katten.com

Attn: Mark D. Wood, Esq. and Peter Siddiqui, Esq.

If to the Noteholders to:

Steve Jakubowski

Robbins, Salomon & Patt, Ltd.

180 N. LaSalle, Suite 3300

Chicago, IL 60601

sjakubowski@rsplaw.com

Section 5.05.     Applicable Law; Consent to Jurisdiction.

(a)     As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of Delaware without regard to its choice or conflicts of laws principles.

(b)     The parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the state and federal courts sitting in The City of New York, Borough of Manhattan. With respect to any such claims, controversies or disputes, each of the Parties hereby irrevocably:

(i)     submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

(ii)     waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 5.05, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

(iii)     WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.05.

(iv)     Notwithstanding the foregoing in this Section 5.05, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 5.06.     Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 5.07.     No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon the Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.08.     Specific Performance. The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.09.     Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

Section 5.10.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 5.11.     Further Assurances. The Company hereby agrees, from time to time, as and when requested by any Investor, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as any Investor may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

Section 5.12.     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 5.13.     Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

Section 5.14.     No Fiduciary Relationship. The Company acknowledges and agrees that (a) each Deerfield Investor is acting at arm’s length from the Company with respect to this Agreement and the transactions contemplated hereby; (b) no Deerfield Investor will, by virtue of this Agreement or any transaction contemplated hereby, be an affiliate of, or have any agency, tenancy or joint venture relationship with, the Company or any of its subsidiaries or other affiliates; (c) no Deerfield Investor has acted, or is or will be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary or similar duty to, the Company, any of its subsidiaries or other affiliates or any equityholders or creditors of the Company with respect to, or in connection with, this Agreement and the transactions contemplated hereby, and the Company agrees not to assert, and hereby waives, to the fullest extent permitted under applicable law, any claim that any Deerfield Investor has any such fiduciary duty; (d) any advice given by a Deerfield Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Deerfield Investor’s performance of its obligations hereunder (including its acquisition of the Exchange Shares); and (e) the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

Section 5.15.     Independent Nature of Investors. The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder. Each Investor shall be responsible only for its own representations, warranties, agreements and covenants under this Agreement. The decision of each Investor to acquire any New Securities pursuant to this Agreement has been made by such Investor independently of any other Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries that may have been made or given by any other Investor or by any agent, attorney, advisor, representative or employee of any other Investor, and no Investor or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Investor (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in this Agreement, and no action taken by any Investor pursuant hereto or thereto (including an Investor’s acquisition of any securities at the same time as any other Investor), shall be deemed to constitute the Investors as, and the Company acknowledges and agrees that the Investors do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to this Agreement of any of the transactions contemplated hereby, and none of the Parties shall assert any contrary position.

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IN WITNESS WHEREOF, each party hereto has caused this Recapitalization Agreement to be duly executed as of the date first written above.

THE COMPANY:

NUO THERAPEUTICS, INC.

By:	/s/ David Jorden
Name:	David Jorden
Title:	CEO

[Signature page to Recapitalization Agreement]

DEERFIELD INVESTORS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PDI FINANCING II, L.P.

By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature page to Recapitalization Agreement]

NOTEHOLDERS:

CHARLES E. SHEEDY

By:	/s/ Charles E. Sheedy
Name:
Title:

TIM CONN

By:	/s/ Tim Conn
Name:
Title:

PAUL ANTHONY JACOBS AND NANCY E. JACOBS JOINT TRUST

By:	/s/ Tony Jacobs
Name:
Title:	Trustee

By:	/s/ Nancy Jacobs
Name:
Title:	Trustee

DAVID JORDEN

By:	/s/ David Jorden
Name:
Title:

SCOTT PITTMAN

By:	/s/ Scott Pittman
Name:
Title:

MOSKOVITS FAMILY TRUST

By:	/s/ William Moskovits
Name:
Title:	Trustee

WILLIAM K. KNOX

By:	William Knox
Name:
Title:

STEVE JAKUBOWSKI

By:	/s/ Steve Jakubowski
Name:
Title:

JOHN AND MARTINA STEED

By:	/s/ John Steed /s/ Martina Steed
Name:
Title:

[Signature page to Recapitalization Agreement]

SCHEDULE I

Noteholders	Convertible Note Balance as of September 30, 2020	Conversion Shares	Purchased Shares	Purchase Price	Number of Shares Issuable upon Exercise of Replacement Warrants
Charles E. Sheedy	$ 120,882.19	302,205	175,000	$ 70,000.00	1,431,615
Tim Conn	33,018.08	82,545	50,000	20,000.00	397,635
Paul Anthony Jacobs and Nancy E. Jacobs Joint Trust	27,526.58	68,816	37,500	15,000.00	318,948
David Jorden	33,018.08	82,545	50,000	20,000.00	397,635
Scott M.Pittman	33,018.08	82,545	25,000	10,000.00	322,635
Moskovits Family Trust	54,915.07	137,287	75,000	30,000.00	636,861
John and Martina Steed	10,983.01	27,457	37,500	15,000.00	194,871
William K. Knox	10,983.01	27,457	25,000	10,000.00	157,371
Steve Jakubowski	11,052.05	27,630	12,500	5,000.00	120,390
	$ 335,396.16	838,487	487,500	$ 195,000.00	3,977,961

SCHEDULE II

Investor	Number of Exchange Shares

Deerfield Private Design Fund II, L.P.	1,258,227

Deerfield PDI Financing II, L.P.	1,441,773

Schedule 2.02(a)

Capitalization as of the Date Immediately Preceding Closing

Common Stock, $0.0001 par value per share

Authorized:	100,000,000
Issued and Outstanding:	24,247,400

Preferred Stock, $0.0001 par value per share

Authorized:	1,000,000
Issued and Outstanding:	29,038 (Series A Preferred Stock)

Schedule 2.02(b)

Pro Forma Capitalization as of the Closing

Common Stock, $0.0001 par value per share

Authorized:	100,000,000
Issued and Outstanding:	29,235,887 (after giving effect to the (i) issuance of 2,700,000 Exchange Shares to the Deerfield Investors; (ii) issuance of 838,487 Conversion Shares to the Noteholders; (iii) issuance of 487,500 Purchased Shares and (iv) issuance of 962,500 common shares in the individual amounts of 362,500 shares to Steve Jakubowski, 300,000 shares to Scott Pittman, and 300,000 shares to David Jorden.

Preferred Stock, $0.0001 par value per share

Authorized:	1,000,000
Issued and Outstanding:	None

Schedule 2.02(c)

Exceptions

(E)
Outstanding options:	1,355,001
Outstanding warrants:
Warrants issued in conjunction with 2016 recapitalization	6,180,000

Warrants issued to Auctus Fund and EMA Financial in conjunction with 2018 convertible bridge notes	466,666

Replacement Warrants issued to Noteholders in conjunction with Agreement	3,977,961

Warrants issued to Steve Jakubowski, Scott Pittman, and David Jorden in the individual amounts of 1,087,500 to Steve Jakubowski and 900,000 each to Scott Pittman and David Jorden	2,887,500